Exhibit 99.1

China Organic Agriculture Announces Year-End 2009 Financial Results

Company Reports $144 Million Revenue, $11 Million Net Income

EPS is $0.15 for 2009

May 13, 2010, Calistoga, California  & Dalian, China  --(BUSINESS WIRE)--China Organic Agriculture, Inc. (OTCBB: CNOA - News), a company headquartered in Liaoning Province in China engaged in the trading and distribution of agricultural products,  announced today its financial results for the year ended December 31, 2009.

2009 Financial Highlights

•	Revenue of $143.9 million represents a 27.7% increase from $112.7 million in 2008.

•	The Company’s Dalian Huiming subsidiary, acquired in October 2008, contributed significantly to the Company’s revenue and operating results.

•	Gross profit was $37.1 million, compared to $25.4 million in 2008.

Revenue for 2009 was $143.9 million, representing a 27.7% increase over the $112.7 million of revenue recorded in 2008. This increase reflects the Company’s shift in focus, accomplished through the purchase of 60% of Dalian Huiming, to trading “green and healthy” grains in China. The rice included in these categories is priced two to three times higher than regular grains, which explains the increase in revenues at a greater rate than our increase in volume.

Gross profit for 2009 was $37.1 million, an increase of 46.1% compared to $25.4 million in 2008, reflecting both the increase in sales and higher prices. Gross profit margin increased to 25.8% in 2009 compared to 22.5% in 2008.

The Company recorded a bad debt provision of $1.9 million in 2009 due to the Company’s conclusion that recovery of a portion of the outstanding receivables from some customers may be difficult. In addition, the Company recorded an impairment of $1.5 million pertaining to the Bellisimo Vineyard in 2009, reflective of the reduced real estate valuations in Sonoma County, California.

As the Company owns 60% of its Dalian Huiming subsidiary, 40% of total net income from Dalian Huiming was recorded as income attributed to noncontrolling interest. Noncontrolling interest increased from $1.3 million for 2008 to $10.3 million in 2009, reflecting Dalian Huiming’s acquisition in the latter part of 2008.

Net income attributable to CNOA shareholders was $10.9 million for 2009 representing a 38% decrease compared to net income in 2008 of $15.7 million, excluding $1.9 million of income in 2008 pertaining to discontinued operations.  The decrease in net income attributable to CNOA reflects $2.9 million of after-tax-costs pertaining to the bad debt provision and the impairment reserve.

Earnings per share decreased to $0.15 per diluted share compared to $0.27 per diluted share from continuing operations for 2008.  China Organic Agriculture Inc.’s Form 10-K will be filed shortly.

"We are pleased to deliver these audited results for the 2009 fiscal year.” said Jinsong Li, Chief Executive Officer. “We appreciate your patience during the extension period. I would like to take this opportunity to thank our valued shareholders for their continued support." Mr. Li continued, “I am happy with the recent acquisition of 60% of the stock of Changbai Eco-Beverage, a blueberry product producer, as announced in March. We believe that this acquisition will provide the Company with significant opportunities as the demand for blueberry based products in China increases with the growing interest in healthy food alternatives. Changbai is well positioned to serve this market and to benefit from this growth and we are optimistic about our opportunities and plans for 2010 and onward.”

Selected consolidated figures are presented below. For full figures, please reference China Organic Agriculture, Inc.’s Form 10-K filing, which will be located on the SEC's EDGAR website: http://www.sec.gov/edgar/searchedgar/companysearch.html

About China Organic Agriculture

China Organic Agriculture is based in China and is primarily engaged in the acquisition, trading and distribution of agricultural products. For more information, please visit: http://www.chinaorganicagriculture.com.

FORWARD-LOOKING STATEMENTS: Except for historical information, this press release contains forward-looking statements which reflect the China Organic Agriculture's current expectations regarding future events. These forward- looking statements involve risks and uncertainties, which if they occur, may cause actual results to differ materially from those contained in forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions denote forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. The risks and uncertainties which could cause actual results to differ from those contained in our forward looking statements include, but are not limited to, changing market conditions, our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate and other risks detailed from time to time in China Organic Agriculture's ongoing quarterly filings and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

China Organic Agriculture, Inc.
Selected Consolidated Statements of Operations
(in millions, except per share amounts)

	YEAR ENDED DECEMBER 31,
	2009	2008

Sales	$143.9	$112.7
Cost of sales	(106.8)	(87.3)
Gross profit	37.1	25.4
Selling, general and administrative expenses	(3.7)	(1.7)
Bad debt allowance	(1.9)	-
Impairment provision	(1.5)	-
Income from operations	29.9	23.6
Gain on debt conversion	-	0.4
Other income, net	1.1	0.4
Interest expense	(1.3)	(0.5)
Income from continuing operations before income taxes	29.7	23.9
Provision for income taxes	(8.4)	(7.0)
Net income from continuing operations	21.2	16.9
Discontinued operations：
Income from ErMaPao, net of tax	-	0.9
Income due to disposal of ErMaPao, net of tax	-	0.9
Net income from discontinued operations	-	1.9
Net Income	21.2	18.8
Less income attributed to noncontrolling interest	(10.3)	(1.3)
Net Income attributable to CNOA	$10.9	$17.5
Basic and Diluted weighted average shares	73.2	58.5
Basic and Diluted Earnings Per Share:
Income from Continuing operations attributable to CNOA shareholders	$0.15	0.27
Income from Discontinued operations attributable to CNOA shareholders	-	0.03
Total Basic and Diluted Earnings Per Share	$0.15	$0.30

NOTE: The above numbers may not equal the total due to rounding.

China Organic Agriculture, Inc.
Selected Consolidated Balance Sheets
(in millions)

Assets	12/31/2009	12/31/2008
Current Assets
Cash and cash equivalents	$18.5	$7.4
Restricted cash	7.3	-
Accounts receivable, net	40.7	26.4
Inventory	14.7	4.5
Consideration receivable	-	8.7
Other current assets	10.03	7.3
Total Current Assets	91.2	54.4
Property, plant & equipment, net	12.5	14.5
Other long tem assets	3.1	2.8
Total Assets	$106.8	$71.7
Liabilities and Stockholders’ Equity
Current Liabilities
Mortgages payable – current	0.2	0.2
Short term loans	14.6	1.2
Notes payable	7.3	-
Other current liabilities	4.7	12
Total Current Liabilities	26.8	13.4

Mortgages payable – long term	8.0	8.2

Total Liabilities	34.8	21.5
Stockholders' Equity
CNOA Stockholders’ Equity	57.0	45.5
Noncontrolling Interest	15.0	4.7
Total Stockholders' Equity	72.1	50.2
Total Liabilities and Stockholders' Equity	$106.8	$71.7

NOTE: The above numbers may not equal the total due to rounding.

China Organic Agriculture, Inc.
Selected Consolidated Cash Flow Items
(in millions)

	Year ended December 31,
	2009	2008

Net cash used by operating activities	$(7.3)	$(4.8)
Net cash provided by investing activities	8.6	26.4
Net cash provided by financing activities	9.8	17.9
Net change in cash and cash equivalents	$11.2	$2.4

NOTE: The above numbers may not equal the total due to rounding.

Contact:

China Organic Agriculture, Inc.
Hans Shen
707-709-2321
Email: IR@cnoainc.com